Exhibit 99.1

FOR IMMEDIATE RELEASE
July 16, 2014

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2014

Earnings Summary
(in thousands except per share data)	2Q 2014	1Q 2014	2Q 2013	6 Months 2014	6 Months 2013
Net income	$12,195	$10,140	$11,942	$22,335	$23,762
Earnings per share	$0.70	$0.59	$0.70	$1.29	$1.39
Earnings per share - diluted	$0.70	$0.58	$0.69	$1.28	$1.38

Return on average assets	1.33%	1.13%	1.31%	1.23%	1.31%
Return on average equity	11.32%	9.72%	11.76%	10.53%	11.79%
Efficiency ratio	56.96%	62.00%	55.21%	59.45%	56.44%
Tangible common equity	10.26%	9.88%	9.35%

Dividends declared per share	$0.290	$0.291	$0.286	$0.581	$0.572
Book value per share	$24.90	$24.23	$23.23

Weighted average shares	17,318	17,308	17,121	17,313	17,107
Weighted average shares - diluted	17,393	17,403	17,205	17,393	17,188

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the second quarter 2014 of $12.2 million, or $0.70 per basic share, compared to $11.9 million, or $0.70 per basic share, earned during the second quarter 2013 and $10.1 million, or $0.59 per basic share, earned during the first quarter 2014.  The increased net income for the quarter was primarily due to decreases in our loan loss provision and noninterest expense with lower net other real estate owned expense and fewer operating losses.  Year-to-date earnings for the six months ended June 30, 2014 were $22.3 million, or $1.29 per basic share, compared to $23.8 million, or $1.39 per basic share earned during the first six months of 2013.  The variance from prior year is due to decreased net interest income and noninterest income, partially offset by decreases in our provision for loan losses and noninterest expense.

On June 2, 2014, CTBI distributed a 10% stock dividend to shareholders of record on May 15, 2014.  All share data has been restated accordingly.

2nd Quarter 2014 Highlights

❖
CTBI’s basic earnings per share for the quarter was flat to prior year second quarter but increased $0.11 from first quarter 2014.  Year-to-date basic earnings per share decreased $0.10 from prior year.

❖
Net interest income for the quarter decreased 1.5% from prior year second quarter but increased 0.2% from prior quarter as our net interest margin decreased 7 basis points and 5 basis points, respectively, for those time periods.  Average earning assets increased 0.6% from second quarter 2013 and 0.7% from prior quarter while our yield on average earning assets decreased 14 basis points and 6 basis points, respectively.  The yield on all earning asset portfolios declined quarter over quarter, while the cost of interest bearing funds remained stable.  Net interest income for the six months ended June 30, 2014 decreased 1.4% from prior year.

❖
Nonperforming loans at $44.5 million increased $3.0 million from June 30, 2013 and $2.1 million from March 31, 2014, primarily due to one credit relationship which management has reviewed and considers to be well secured and in the process of collection.  Nonperforming assets at $77.6 million decreased $7.1 million from June 30, 2013 and $1.1 million from March 31, 2014.

❖
Net loan charge-offs for the quarter ended June 30, 2014 were $0.7 million, or 0.11% of average loans annualized, compared to $3.5 million, or 0.54%, experienced for the second quarter 2013 and $1.7 million, or 0.27%, for the first quarter 2014.  Year-to-date net charge-offs declined from 0.38% of average loans to 0.19%.

❖
Our loan loss provision for the quarter decreased $2.9 million from prior year second quarter and $0.6 million from prior quarter.  Year-to-date provision decreased $3.1 million.  The decline in our loan loss provision was primarily due to the trend of decreasing net losses to average loans resulting in a 2 basis point reduction in our allowance for loan and lease losses.  The reduction in our allowance for loan and lease losses impacted our second quarter 2014 earnings per basic share by $0.02.

❖
Noninterest income decreased 17.3% for the quarter ended June 30, 2014 compared to the same period in 2013 but increased 9.0% from prior quarter.  Noninterest income for the first six months of 2014 decreased 16.5% from prior year.  The decrease from prior year was primarily attributable to decreases in gains on sales of loans, deposit service charges, loan related fees resulting from the fluctuation in the fair value of our mortgage servicing rights, and other noninterest income due to the prior year death benefits received in bank owned life insurance.

❖
Noninterest expense for the quarter ended June 30, 2014 decreased 2.8% from prior year second quarter and 6.0% from prior quarter.  The quarterly improvement is due to decreases in net other real estate owned expense and operating losses.  Noninterest expense for the first six months of 2014 decreased 0.3% from prior year.  Noninterest expense for the year was positively impacted by the decrease in net other real estate owned expense as well as adjustments totaling $0.8 million to reduce the accrual for the Federal Reserve determination which was previously disclosed in our annual report on Form 10-K for the year ended December 31, 2013.

❖	Our loan portfolio increased $47.8 million from June 30, 2013 and $47.1 million during the quarter.

❖	Our investment portfolio decreased $39.8 million from June 30, 2013 and $2.6 million during the quarter.

❖
Deposits, including repurchase agreements, declined $21.7 million from June 30, 2013 and $36.7 million during the quarter.  During the second quarter 2014, substantially all decline was in interest bearing deposits.  Year over year interest bearing deposits, including repurchase agreements, declined $48.9 million while noninterest bearing deposits increased $27.1 million.

❖	Our tangible common equity/tangible assets ratio increased to 10.26%.

Net Interest Income

Net interest income for the quarter decreased $0.5 million, or 1.5%, from prior year second quarter but increased $0.1 million, or 0.2% from prior quarter as our net interest margin decreased 7 basis points and 5 basis points, respectively, for those time periods.  The current low rate environment continues to have a negative impact on our net interest margin.  Average earning assets increased 0.6% from second quarter 2013 and 0.7% from prior quarter while our yield on average earning assets decreased 14 basis points and 6 basis points, respectively.  Loans represented 76.3% of our average earning assets for the quarter ended June 30, 2014 compared to 75.6% for the quarter ended June 30, 2013 and 76.6% for the quarter ended March 31, 2014.  The cost of interest bearing funds decreased 6 basis points from prior year second quarter but remained flat to prior quarter.  Net interest income for the six months ended June 30, 2014 decreased $1.0 million, or 1.4%, from prior year.

Noninterest Income

Noninterest income decreased $2.3 million, or 17.3%, for the quarter ended June 30, 2014 compared to the same period in 2013 but increased $0.9 million, or 9.0%, from prior quarter.  The decrease from prior year second quarter included decreases in gains on sales of loans, deposit service charges, loan related fees, and bank owned life insurance income.  The decrease in gains on sales of loans from prior year was reflective of the decline in secondary market residential real estate mortgage activity, and the decrease in deposit service charges from prior year was a result of the change in our processing of overdrafts.  However, gains on sales of loans increased $0.1 million from the first quarter 2014, and deposit service charges increased $0.6 million from prior quarter with increases in overdraft revenue and Visa debit fee income.  Loan related fees were impacted by the fluctuation in the fair value of our mortgage servicing rights, and the decrease in other noninterest income was due to the prior year death benefits received in bank owned life insurance of $0.9 million.

Noninterest income for the first six months of 2014 decreased $4.2 million, or 16.5%, from prior year.  Gains on sales of loans were $1.7 million below prior year, deposit service charges were $0.5 million below prior year, and loan related fees were $1.0 million below prior year due to a $0.8 million change in fair value adjustments in our mortgage servicing portfolio.

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2014 decreased $0.7 million, or 2.8%, from prior year second quarter and $1.6 million, or 6.0%, from prior quarter.  The quarterly improvement is due to decreases in net other real estate owned expense and operating losses.  Noninterest expense for the first six months of 2014 decreased $0.2 million, or 0.3%, from prior year.  Noninterest expense for the year was positively impacted by a $0.8 million decrease in net other real estate owned expense as well as adjustments totaling $0.8 million to the accrual for the Federal Reserve determination, partially offset by increased personnel expense of $0.5 million, an increase in operating losses of $0.4 million, and increased data processing expense of $0.3 million.

Balance Sheet Review

CTBI’s total assets at $3.7 billion increased $14.4 million, or 0.4%, from June 30, 2013 but decreased $16.0 million, or an annualized 1.7%, during the quarter.  Loans outstanding at June 30, 2014 were $2.6 billion, increasing $47.8 million, or 1.8%, from June 30, 2013 and $47.1 million, or an annualized 7.3%, during the quarter.  We experienced growth during the quarter of $36.8 million in the commercial loan portfolio, $6.9 million in the residential loan portfolio, and $3.4 million in the consumer loan portfolio.  CTBI’s investment portfolio decreased $39.8 million, or 5.8%, from June 30, 2013 and $2.6 million, or an annualized 1.6%, during the quarter.  Deposits in other banks decreased $62.9 million during the quarter to fund loan growth.  Deposits, including repurchase agreements, at $3.1 billion decreased $21.7 million, or 0.7%, from June 30, 2013 and $36.7 million, or an annualized 4.7%, from prior quarter.

Shareholders’ equity at June 30, 2014 was $433.9 million compared to $400.3 million at June 30, 2013 and $422.0 million at March 31, 2014.  CTBI’s annualized dividend yield to shareholders as of June 30, 2014 was 3.39%.

Asset Quality

CTBI’s total nonperforming loans were $44.5 million at June 30, 2014, a 7.1% increase from the $41.6 million at June 30, 2013 and a 5.0% increase from the $42.4 million at March 31, 2014.  Loans 90+ days past due increased $3.3 million for the quarter, partially offset by a $1.2 million decrease in nonaccrual loans.  The increase in loans 90+ days past due was primarily the result of one credit relationship totaling $2.6 million.  Loans in the 90+ days past due category are reviewed by management and are considered to be well secured and in the process of collection; therefore, these loans require no specific reserves to the allowance for loan and lease losses.  Loans 30-89 days past due at $21.5 million was an increase of $5.0 million from June 30, 2013 but a decrease of $2.1 million from March 31, 2014.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at June 30, 2014 totaled $66.2 million, compared to $63.4 million at June 30, 2013 and $65.3 million at March 31, 2014.

We continue to experience improvement in other real estate owned.  Our level of foreclosed properties at $33.1 million at June 30, 2014 was a decrease from $43.1 million at June 30, 2013 and $36.3 million at March 31, 2014.  Sales of foreclosed properties for the quarter ended June 30, 2014 totaled $5.1 million while new foreclosed properties totaled $2.2 million.  At June 30, 2014, the book value of properties under contracts to sell was $2.6 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended June 30, 2014 were $0.7 million, or 0.11% of average loans annualized, compared to $3.5 million, or 0.54%, experienced for the second quarter 2013 and $1.7 million, or 0.27%, for the first quarter 2014.  Of the total net charge-offs for the quarter, $0.1 million were in commercial loans, $0.2 million were in indirect auto loans, and $0.2 million were in residential real estate mortgage loans.  Year-to-date net charge-offs declined from 0.38% of average loans to 0.19%.  Allocations to loan loss reserves were $0.7 million for the quarter ended June 30, 2014 compared to $3.7 million for the quarter ended June 30, 2013 and $1.3 million for the quarter ended March 31, 2014.  Loan loss provision for the six months ended June 30, 2014 decreased $3.1 million.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at June 30, 2014 was 75.5% compared to 80.8% at June 30, 2013 and 79.2% at March 31, 2014.  Our loan loss reserve as a percentage of total loans outstanding decreased to 1.28% from the 1.30% at June 30, 2013 and March 31, 2014.  The decline in our loan loss provision was primarily due to the trend of decreasing net losses to average loans and a 2 basis point reduction in our allowance for loan and lease losses.  The reduction in our allowance for loan and lease losses impacted our earnings per basic share by $0.02.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.7 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2014
(in thousands except per share data and # of employees)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income	$35,811	$35,693	$36,783	$71,504	$73,559
Interest expense	2,978	2,943	3,441	5,921	7,020
Net interest income	32,833	32,750	33,342	65,583	66,539
Loan loss provision	735	1,345	3,661	2,080	5,220

Gains on sales of loans	288	190	755	478	2,152
Deposit service charges	5,987	5,431	6,182	11,418	11,949
Trust revenue	2,199	2,109	2,023	4,308	4,023
Loan related fees	766	679	1,496	1,445	2,444
Securities gains (losses)	(51)	(60)	(8)	(111)	(8)
Other noninterest income	1,783	1,716	2,826	3,499	4,634
Total noninterest income	10,972	10,065	13,274	21,037	25,194

Personnel expense	13,274	13,417	13,214	26,691	26,196
Occupancy and equipment	2,875	3,064	2,960	5,939	5,865
Data processing expense	1,933	1,925	1,775	3,858	3,588
FDIC insurance premiums	558	649	637	1,207	1,239
Other noninterest expense	6,616	7,806	7,401	14,422	15,398
Total noninterest expense	25,256	26,861	25,987	52,117	52,286

Net income before taxes	17,814	14,609	16,968	32,423	34,227
Income taxes	5,619	4,469	5,026	10,088	10,465
Net income	$12,195	$10,140	$11,942	$22,335	$23,762

Memo: TEQ interest income	$36,298	$36,141	$37,230	$72,439	$74,451

Average shares outstanding	17,318	17,308	17,121	17,313	17,107
Diluted average shares outstanding	17,393	17,403	17,205	17,393	17,188
Basic earnings per share	$0.70	$0.59	$0.70	$1.29	$1.39
Diluted earnings per share	$0.70	$0.58	$0.69	$1.28	$1.38
Dividends per share	$0.290	$0.291	$0.286	$0.581	$0.572

Average balances:
Loans	$2,604,064	$2,595,729	$2,566,536	$2,599,920	$2,559,537
Earning assets	3,413,628	3,389,490	3,393,342	3,401,626	3,393,593
Total assets	3,670,820	3,648,545	3,665,249	3,659,744	3,662,581
Deposits, including repurchase agreements	3,129,289	3,114,169	3,139,180	3,121,771	3,137,403
Interest bearing liabilities	2,554,122	2,546,743	2,597,011	2,550,453	2,598,476
Shareholders' equity	432,211	423,175	407,203	427,718	406,381

Performance ratios:
Return on average assets	1.33%	1.13%	1.31%	1.23%	1.31%
Return on average equity	11.32%	9.72%	11.76%	10.53%	11.79%
Yield on average earning assets (tax equivalent)	4.26%	4.32%	4.40%	4.29%	4.42%
Cost of interest bearing funds (tax equivalent)	0.47%	0.47%	0.53%	0.47%	0.54%
Net interest margin (tax equivalent)	3.92%	3.97%	3.99%	3.94%	4.01%
Efficiency ratio (tax equivalent)	56.96%	62.00%	55.21%	59.45%	56.44%

Loan charge-offs	$1,629	$2,545	$4,115	$4,174	$6,303
Recoveries	(896)	(807)	(662)	(1,703)	(1,439)
Net charge-offs	$733	$1,738	$3,453	$2,471	$4,864

Market Price:
High	$38.60	$41.13	$33.27	$41.13	$33.27
Low	$32.33	$34.18	$29.23	$32.33	$29.23
Close	$34.22	$37.71	$32.38	$34.22	$32.38

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2014
(in thousands except per share data and # of employees)

	As of	As of	As of
	June 30, 2014	March 31, 2014	June 30, 2013
Assets:
Loans	$2,632,609	$2,585,508	$2,584,801
Loan loss reserve	(33,617)	(33,615)	(33,601)
Net loans	2,598,992	2,551,893	2,551,200
Loans held for sale	895	1,610	2,991
Securities AFS	647,536	650,127	687,362
Securities HTM	1,662	1,662	1,662
Other equity investments	22,814	22,814	30,559
Other earning assets	76,653	140,715	63,071
Cash and due from banks	72,637	64,386	56,100
Premises and equipment	50,552	51,182	52,703
Goodwill and core deposit intangible	66,074	66,127	66,287
Other assets	114,787	118,062	126,316
Total Assets	$3,652,602	$3,668,578	$3,638,251

Liabilities and Equity:
NOW accounts	$28,851	$27,819	$28,191
Savings deposits	911,073	931,135	874,800
CD's >=$100,000	601,602	605,478	641,979
Other time deposits	694,075	707,587	752,752
Total interest bearing deposits	2,235,601	2,272,019	2,297,722
Noninterest bearing deposits	651,588	652,170	624,451
Total deposits	2,887,189	2,924,189	2,922,173
Repurchase agreements	217,979	217,656	204,735
Other interest bearing liabilities	77,774	71,321	76,763
Noninterest bearing liabilities	35,782	33,369	34,236
Total liabilities	3,218,724	3,246,535	3,237,907
Shareholders' equity	433,878	422,043	400,344
Total Liabilities and Equity	$3,652,602	$3,668,578	$3,638,251

Ending shares outstanding	17,421	17,416	17,232
Memo: Market value of HTM securities	$1,632	$1,619	$1,621

30 - 89 days past due loans	$21,466	$23,532	$16,507
90 days past due loans	18,807	15,546	22,562
Nonaccrual loans	25,725	26,884	19,012
Restructured loans (excluding 90 days past due and nonaccrual)	45,756	44,803	42,181
Foreclosed properties	33,062	36,299	43,080
Other repossessed assets	5	5

Tier 1 leverage ratio	11.83%	11.68%	11.01%
Tier 1 risk based ratio	16.66%	16.57%	15.52%
Total risk based ratio	17.91%	17.81%	16.77%
Tangible equity to tangible assets ratio	10.26%	9.88%	9.35%
FTE employees	1,016	1,024	1,045

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2014
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and six months ending June 30, 2014 and 2013 as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net income	$12,195	$11,942	$22,335	$23,762

Basic earnings per share	$0.70	$0.70	$1.29	$1.39

Diluted earnings per share	$0.70	$0.69	$1.28	$1.38

Average shares outstanding	17,318	17,121	17,313	17,107

Total assets (end of period)	$3,652,602	$3,638,251

Return on average equity	11.32%	11.76%	10.53%	11.79%

Return on average assets	1.33%	1.31%	1.23%	1.31%

Provision for loan losses	$735	$3,661	$2,080	$5,220

Gains on sales of loans	$288	$755	$478	$2,152